Exhibit 99




Contact:



        M.S. Koly                              Thomas Redington
        Chief Executive Officer                Redington, Inc
        Delcath Systems, Inc.                  203/222-7399
        203/323-8668                           212/926-1733
        www.delcath.com                        www.redingtoninc.com


                    DELCATH APPROVES STOCK REPURCHASE PROGRAM





     STAMFORD, CT OCT. 1 - Delcath Systems, Inc. (Nasdaq: DCTH) today announced that its board of directors approved a stock repurchase program whereby the company is authorized to repurchase a portion of its common stock.

     The board approved the repurchase by the company of up to 7 percent of its outstanding common stock at such times, at such prices and on such other terms as the president and chief executive officer approves. Under the board's authorization, the company is not obligated to repurchase any shares. Certain of the directors of the company have also indicated that they may purchase additional shares for their own account. Any purchases the company or its directors may make will depend on market conditions.

     Delcath's common stock is listed on the Nasdaq Small Cap Market and the Boston Stock Exchange under the symbols DCTH and DCT, respectively.

     Delcath, a development-stage company, is in the business of developing and marketing a proprietary drug delivery system capable of introducing, and removing, high-dose chemotherapy agents to a diseased organ system while greatly inhibiting their entry into the general circulatory system.

                                      # # #

     This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Delcath plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the

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timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.

10/1/02